EX-99.B-77D

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

Waddell & Reed Advisors Funds

Supplement dated November 16, 2011 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2011

and as supplemented October 31, 2011

The following replaces the first and second sentences of the second paragraph in the “Principal Investment Strategies” section for Waddell & Reed Advisors Global Bond Fund on page 8 of the Waddell & Reed Advisors Fixed Income and Money Market Funds prospectus:

Although the Fund invests, primarily, in investment grade securities, it may invest up to 100% of its total assets in non-investment grade bonds, commonly called junk bonds, (primarily of foreign issuers), that include bonds rated BB+ or below by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (S&P), or comparably rated by another nationally recognized statistical rating organization (NRSRO) or, if unrated, determined by Waddell & Reed Investment Management Company (WRIMCO), the Fund’s investment manager, to be of comparable quality. The Fund will only invest in non-investment grade bonds if WRIMCO deems the risks to be consistent with the Fund’s objectives.

The following replaces the third sentence of the third paragraph in the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Waddell & Reed Advisors Global Bond Fund on page 30 of the Waddell & Reed Advisors Fixed Income and Money Market Funds prospectus:

The Fund, however, may invest up to 100% of its total assets in non-investment grade bonds, primarily of foreign issuers, or unrated securities determined by WRIMCO to be of comparable quality.

Waddell & Reed Advisors Funds

Supplement dated November 16, 2011 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated October 31, 2011

The following is removed from the section entitled “The Funds, Their Investments, Related Risks and Restrictions –Investment Restrictions – Non-fundamental Investment Restrictions – 1. “Name Rule” investments:” regarding Waddell & Reed Advisors High Income Fund on page 39 of the Waddell & Reed Advisors Funds statement of additional information:

•         High Income Fund’s net assets will be invested in bonds that are below investment grade.

The following replaces the information in the section entitled “The Funds, Their Investments, Related Risks and Restrictions – Investment Restrictions – Non-fundamental Investment Restrictions – 4. Investment in debt securities:” on page 40 of the Waddell & Reed Advisors Funds statement of additional information:

Each of Accumulative Fund, Core Investment Fund, Dividend Opportunities Fund, Energy Fund, International Growth Fund, New Concepts Fund, Small Cap Fund, Tax-Managed Equity Fund, Value Fund, and Vanguard Fund does not intend to invest in non-investment grade debt securities if, as a result of such investment, more than 10% of its total assets would consist of such investments.

Asset Strategy Fund may not invest more than 35% of its total assets in non-investment grade debt securities.

Continental Income Fund may not invest more than 20% of its total assets in non-investment grade debt securities, which may include floating rate notes or secured bank loans.

Each of Bond Fund and Science and Technology Fund may not invest in non-investment grade debt securities if, as a result of such investment, more than 20% of its total assets would consist of such investments.

Global Bond Fund may invest up to 100% of its total assets in non-investment grade debt securities.

Under normal circumstances, at least 65% of Municipal High Income Fund’s total assets will be invested in medium- and lower-quality municipal bonds, which are bonds rated BBB through D by S&P or comparably rated by another NRSRO. The Fund may invest in higher-quality municipal bonds, and have less than 65% of its total assets in medium- and lower-quality municipal bonds, at times when yield spreads are narrow and the higher yields do not justify the increased risk and/or when, in WRIMCO’s opinion, there is a lack of medium- and lower- quality issues in which to invest.